Exhibit 10.1
Execution Version
COMMON UNIT
PURCHASE AGREEMENT
by and among
PAA NATURAL GAS STORAGE, L.P.
and
THE PURCHASERS PARTY HERETO
January 19, 2011

COMMON UNIT
PURCHASE AGREEMENT
     This COMMON UNIT PURCHASE AGREEMENT is made and entered into as of January 19, 2011 (this “Agreement”), by and among PAA NATURAL GAS STORAGE, L.P., a Delaware limited partnership (“Seller”), and the Purchasers listed on Schedule 2.1 hereto (each a “Purchaser” and collectively, the “Purchasers”).
     WHEREAS, Seller desires to sell to the Purchasers, and the Purchasers desire to purchase from Seller, certain common units representing limited partner interests in Seller (the “Common Units”), subject to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and each of the Purchasers, severally and not jointly, hereby agree as follows:
ARTICLE I.
DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
     “Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any court, governmental authority, mediator or arbitrator.
     “Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning specified in the Preamble.
     “Baker Botts Legal Fees” shall have the meaning set forth in Section 7.10.
     “Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement and any and all other agreements or instruments executed and delivered to the Purchasers by Seller hereunder or thereunder.
     “Business Day” means any day other than a Saturday, Sunday or a legal holiday or other date on which the NYSE does not open for trading.
     “Common Unit Price” shall have the meaning specified in Section 2.2.
     “Closing” shall have the meaning specified in Section 2.3.
     “Closing Date” shall have the meaning specified in Section 2.3.
     “Commission” means the United States Securities and Exchange Commission.

     “Commitment” or “Commitments” means the commitment of each Purchaser or the commitments of all of the Purchasers, as applicable, to purchase and the obligation of Seller to sell, as applicable, the Purchased Units set forth opposite such Purchaser’s name on Schedule 2.1 to this Agreement.
     “Commitment Date” means the date hereof.
     “Commitment Fee” means a fee to be paid in cash on the Closing Date or the termination of this Agreement by the Seller to certain Purchasers as noted on Schedule 2.1 to this Agreement, which fee, if paid on the Closing Date, will be netted against and reduce each such Purchaser’s Purchase Price. In the event the Commitment Period terminates on the Reference Date, the Commitment Fee will be equal to the amount set forth on Schedule 2.1. In the event the Commitment Period does not terminate on the Reference Date, the Commitment Fee will be increased by 1.0% per each sixty day period, prorated on a day-for-day basis, for the period from the Reference Date until the Closing Date or date of termination of this Agreement.
     “Commitment Period” means the date commencing on the Commitment Date and extending through the Reference Date; provided, however, that if the Closing Date has been set for a date after the Reference Date, the Commitment Period will be automatically extended through such Closing Date, but in no event shall the Commitment Period be extended beyond March 15, 2011.
     “Common Unit Price” shall have the meaning set forth in Section 2.2.
     “Common Units” means the common units representing limited partner interests in Seller.
     “Confidential Information” means, with respect to each Purchaser, all oral or written information, documents, records and data that Seller or its Representatives furnishes or otherwise discloses to such Purchaser or any of its Representatives, together with all copies, extracts, analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by any Person that contain or otherwise reflect or are generated from such information, documents, records, or data. The term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure by such Purchaser or its Representatives), (b) is developed by such Purchaser or any of its Representatives, independent of, and without reliance in whole or in part on, any Confidential Information or any knowledge of Confidential Information, (c) becomes available to such Purchaser or its Representatives on a non-confidential basis from a source other than Seller or its Representatives who, insofar as is known to the recipient, is not prohibited from transmitting the information to the recipient by a contractual, legal, fiduciary or other obligation to Purchaser or (d) was available to such Purchaser or its Representatives on a non-confidential basis prior to its disclosure to such Purchaser or its Representatives by Seller or its Representatives.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
     “Indemnified Party” shall have the meaning specified in Section 6.3.
     “Indemnifying Party” shall have the meaning specified in Section 6.3.
     “Lead Purchaser” means Kayne Anderson MLP Fund, LP.
     “Major Acquisition” means the proposed acquisition by Seller of SG Resources Mississippi, LLC.
     “NYSE” means the New York Stock Exchange.
     “PAA” means Plains All American Pipeline, L.P., a Delaware limited partnership.
     “Parties” means the Seller and the Purchasers.
     “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Seller, dated as of August 16, 2010.
     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Private Placement Value” has the meaning specified in Section 7.15.
     “Purchase Price” means, with respect to a particular Purchaser, the amount set forth opposite such Purchaser’s name under the column entitled “Purchase Price” on Schedule 2.1 to this Agreement.
     “Purchased Units” means, with respect to a particular Purchaser, the number of Common Units equal to the quotient determined by dividing (a) the Purchase Price of such Purchaser by (b) the Common Unit Price; rounded to the nearest whole number.
     “Purchaser” or “Purchasers” shall have the meaning specified in the Preamble.
     “Purchaser Material Adverse Effect” means, with respect to each Purchaser, any material and adverse effect on (i) the ability of such Purchaser to meet its obligations under the Basic Documents on a timely basis or (ii) the ability of such Purchaser to consummate the transactions under any Basic Document.
     “Purchaser Related Parties” shall have the meaning specified in Section 6.1.
     “Reference Date” means February 21, 2011.
     “Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, by and among Seller and the Purchasers and certain other parties in the form attached hereto as Exhibit A.
     “Representatives” of any Person means the officers, directors, employees, agents, counsel, investment bankers and other representatives of such Person.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

     “Seller” shall have the meaning specified in the Preamble.
     “Seller Material Adverse Effect” means any material adverse effect on (i) the condition (financial or otherwise), business, prospects, properties, net worth or results of operations of Seller and its subsidiaries, taken as a whole, (ii) the ability of Seller to meet its obligations under the Basic Documents on a timely basis, or (iii) the ability of Seller to consummate the transactions under the Basic Documents.
     “Seller Related Parties” shall have the meaning specified in Section 6.2.
     “Seller Commission Documents” shall have the meaning specified in Section 3.3.
     “Seller Financial Statements” shall have the meaning specified in Section 3.3.
     “Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
ARTICLE II.
AGREEMENT TO SELL AND PURCHASE
     Section 2.1 Sale and Purchase. On the basis of the representations and warranties contained herein and subject to the terms and conditions hereof, at the Closing (as defined in Section 2.3 below), Seller hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees to purchase from such Seller, the number of Purchased Units set forth opposite such Purchaser’s name on Schedule 2.1 to this Agreement, and each Purchaser agrees to pay Seller the amount of the Purchase Price in respect of such Purchased Units set forth opposite such Purchaser’s name on Schedule 2.1 to this Agreement as consideration for the Purchased Units.
     Section 2.2 Consideration. The amount per Common Unit each Purchaser will pay to Seller to purchase the Purchased Units (the “Common Unit Price”) shall be $21.75 per Common Unit; subject to adjustment in accordance with Section 5.4(a) and Section 7.13. Upon payment of each Purchaser’s Purchase Price at Closing, such Purchaser’s Purchased Units shall be fully paid for.
     Section 2.3 Closing. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall occur no earlier than five Business Days following the date on which Seller provides notice to the Purchasers of its election to exercise the Commitment (such date, the “Closing Date”), at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002.
     Section 2.4 Independent Obligations. The obligation of each Purchaser hereunder is several and not joint and is independent of the obligation of each other Purchaser, and the failure of, or Seller’s waiver of, performance by any Purchaser does not excuse performance by any other Purchaser or Seller. No Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of this Agreement. Seller has elected to provide all Purchasers with the same material terms and this Agreement for the convenience of Seller and not because it was required or requested to do so by the Purchasers.
     Section 2.5 Major Acquisition. If the Major Acquisition has not been consummated at a price of not more than 1% greater than the Base Purchase Price (excluding working capital and capital expenditure adjustments), as defined in the definitive purchase and sale agreement relating to the Major Acquisition set forth on Exhibit B, within two (2) Business Days of the Closing Date, then Seller shall promptly, but in no event more than one (1) Business Day later, (i) refund the amount of the Purchase Price paid by each Purchaser in accordance with Section 2.1 in exchange for the return of the certificates evidencing the Purchased Units and (ii) pay the Commitment Fee to each Purchaser entitled to such fee as specified on Schedule 2.1.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
RELATED TO SELLER
     Seller hereby represents and warrants to Purchasers as follows:
     Section 3.1 Existence. Seller (a) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite limited partnership power necessary to own its assets and carry on its business as its business is now being conducted.
     Section 3.2 Valid Issuance of Purchased Units. The offer and sale of the Purchased Units and the limited partner interests represented thereby have been duly authorized by Seller and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by such matters described under the caption “The Partnership Agreement — Limited Liability” in Seller’s Registration Statement on Form S-1 (File No. 333-164492), which is incorporated by reference into Seller’s Registration Statement on Form 8-A (File No. 001-34722)).
     Section 3.3 Seller Commission Documents. Seller has filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents, collectively “Seller Commission Documents”). The Seller Commission Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Seller Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Seller Commission Document filed prior to the date hereof) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Seller as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. PricewaterhouseCoopers LLP is an independent registered public accounting firm with respect to Seller and has not resigned or been dismissed as independent registered public accountants of Seller as a result of or in connection with any disagreement with Seller on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
     Section 3.4 No Conflicts. The execution, delivery and performance by Seller of this Agreement, the Registration Rights Agreement and all other agreements and instruments to be executed and delivered by Seller pursuant hereto or in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement, and compliance by Seller with the terms and provisions hereof and thereof, do not and will not (a) violate any provision of any statute, rule, regulation or order of any court or governmental authority having jurisdiction over Seller or any of its properties or assets, (b) conflict with or result in a violation of Seller’s certificate of limited partnership or the Partnership Agreement, or (c) result in a violation or breach of or constitute a default under any material agreement to which Seller is a party or by which Seller or any of its properties is bound, except, in the case of clauses (a) and (c), where such violation, breach or default would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
     Section 3.5 Authority. Seller has all necessary limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby; the execution, delivery and performance by Seller of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership action on its part; and this Agreement and the Registration Rights Agreement constitute the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity.
     Section 3.6 Approvals. No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any governmental authority or any other Person is required in connection with the execution, delivery or performance by Seller of this Agreement and the Registration Rights Agreement, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption, or to make such filing, declaration, qualification or registration, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
     Section 3.7 Investment Company Status. Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 3.8 Certain Fees. No fees or commissions will be payable by Seller to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
     Section 3.9 No Side Agreements. Other than any existing confidentiality agreements in favor of Seller that have been executed by any Purchaser or to which any Purchaser is otherwise bound, there are no other agreements by, among or between Seller or its Affiliates, on the one hand, and any Purchaser or its Affiliates, on the other hand, with respect to the transactions contemplated hereby.
     Section 3.10 MLP Status. Seller has, since its formation, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended.
     Section 3.11 Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Purchased Units to each of the Purchasers pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither Seller nor any authorized agent acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemptions.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
     Each Purchaser, severally and not jointly, hereby represents and warrants to Seller as follows:
     Section 4.1 Existence. Such Purchaser (a) is an entity duly organized, validly existing and in good standing, as applicable, under the laws of its jurisdiction of organization and (b) has all requisite power necessary to own its assets and carry on its business as its business is now being conducted.

     Section 4.2 No Conflicts. The execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement and all other agreements and instruments to be executed and delivered by such Purchaser pursuant hereto or thereto or in connection herewith, compliance by such Purchaser with the terms and provisions hereof or thereof and the purchase of the Purchased Units by such Purchaser do not and will not (a) violate any provision of any statute, rule, regulation or order of any court or governmental authority having jurisdiction over such Purchaser or any of its properties or assets, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser, or (c) result in a violation or breach of or constitute a default under any material agreement to which such Purchaser is a party or by which such Purchaser or any of its properties is bound, except, in the case of clauses (a) and (c), where such violation, breach or default would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 4.3 Authority. Such Purchaser has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby; the execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on its part; and this Agreement and the Registration Rights Agreement constitute the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors rights generally or by general principles of equity.
     Section 4.4 Ownership of Securities. Such Purchaser and its Affiliates do not, as of the date hereof, and, as of the Closing Date, will not, own ten percent or more of Seller’s issued and outstanding Common Units.
     Section 4.5 Trading Activities. Such Purchaser’s trading activities, if any, with respect to Seller’s Common Units will be in compliance with all applicable state and federal securities laws, rules and regulations and the rules and regulations of the NYSE.
     Section 4.6 Investment. The Purchased Units are being acquired for its own account, not as a nominee or agent, and with no intention of distributing the Purchased Units or any part thereof, and that such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States of America or any State, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Units under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Units, such Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities law, as then in effect, or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.
     Section 4.7 Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, Seller that, (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.
     Section 4.8 Receipt of Information. Such Purchaser acknowledges that it has (a) had access to Seller’s periodic filings with the Commission and (b) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of Seller regarding such matters. Such Purchaser acknowledges that certain information that Seller would be required to provide to such Purchaser in a registered offering, including historical and pro forma financial information relating to the Major Acquisition, has not been made available to such Purchaser.
     Section 4.9 Legend. It is understood that the certificates evidencing the Common Units may bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Partnership that such registration is not required.”
     Section 4.10 Certain Fees. No fees or commissions will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
     Section 4.11 No Side Agreements. Other than any existing confidentiality agreements in favor of Seller that have been executed by such Purchaser or to which such Purchaser is otherwise bound, there are no other agreements by, among or between such Purchaser or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby.
ARTICLE V.
CLOSING CONDITIONS
     Section 5.1 Conditions to the Closing.
     (a) Mutual Conditions. The respective obligation of each Party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law):
     (i) no statute, rule, regulation or order shall have been enacted or promulgated, and no action shall have been taken, by any governmental authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;
     (ii) there shall not be pending any suit, action or proceeding by any governmental authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement;
     (iii) the Purchased Units shall have been approved for listing on the NYSE, subject to notice of issuance;
     (iv) the material conditions associated with the closing of the Major Acquisition shall have been satisfied and Seller shall have notified the Purchasers of its intent to effect the closing of the Major Acquisition at a price of not more than 1% greater than the Base Purchase Price (excluding working capital and capital expenditure adjustments), as defined in the definitive purchase and sale agreement relating to the Major Acquisition set forth on Exhibit B, and on terms substantially similar to those in such definitive purchase and sale agreement no later than one Business Day following the Closing hereunder; and
     (v) the Seller shall have obtained (A) gross equity proceeds of at least $600 million (including the equity proceeds pursuant to this Agreement) and (B) debt financing of at least $200 million at a fixed interest rate of no higher than 5.5% per annum and an initial minimum term of three years.
     (b) Each Purchaser’s Conditions. The respective obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable law):
     (i) Seller shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Seller on or prior to the Closing Date;
     (ii) the representations and warranties of Seller contained in this Agreement that are qualified by materiality or Seller Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);
     (iii) Seller shall have delivered, or caused to be delivered, to the Purchasers at the Closing, Seller’s closing deliveries described in Section 5.3 of this Agreement; and
     (iv) since September 30, 2010, no Seller Material Adverse Effect shall have occurred and be continuing.
     (c) Seller’s Conditions. The obligation of Seller to consummate the sale of the Purchased Units to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (any or all of which may be waived by Seller in writing, in whole or in part, to the extent permitted by applicable law):
     (i) such Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;
     (ii) the representations and warranties of such Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);
     (iii) such Purchaser shall have delivered, or caused to be delivered, to Seller at the Closing, such Purchaser’s closing deliveries described in Section 5.4 of this Agreement; and
     (iv) since the date hereof, no Purchaser Material Adverse Effect shall have occurred and be continuing.
     Section 5.2 Termination.
     (a) Any Purchaser (with respect to itself) may terminate its respective Commitment and Seller (with respect to all of the Purchasers) may terminate all of the Commitments at any time after the expiration of the Commitment Period.
     (b) In the event that any condition to a Party’s obligation to close specified in Section 5.1 is not satisfied or waived on the Closing Date, such Party may terminate this Agreement upon written notice to the other Party; provided, however, that no Party may exercise such termination right to the extent that it has not satisfied or complied with its obligations under this Agreement.
     (c) In the event of any termination of this Agreement pursuant to Sections 5.2(a) or (b) hereof, this Agreement shall forthwith become null and void solely with respect to the Parties to such termination. In the event that this Agreement is terminated in accordance with Section 5.2(a) hereof or by a Purchaser in accordance with Section 5.2(b) hereof, within two (2) Business Days following such termination, Seller shall pay the Commitment Fee to each Purchaser entitled to such fee as specified on Schedule 2.1 in immediately available funds by wire transfer. Except as provided in the immediately preceding sentence, in the event of any termination in accordance with Section 5.2(a) or (b), there shall be no liability on the part of any Party to such termination; provided, however, that nothing herein shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement. Notwithstanding the foregoing, any termination of this Agreement by any Purchaser shall not serve to terminate this Agreement as between any Purchaser not so terminating and Seller.
     Section 5.3 Seller Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Seller will deliver, or cause to be delivered, to the Purchasers:
     (a) the applicable Purchased Units by delivery of certificates evidencing such Purchased Units at the Closing meeting the requirements of the Partnership Agreement, registered in such name(s) as such Purchaser shall, with reasonable notice, have designated, all free and clear of any liens, encumbrances or interests of any other Person;
     (b) an officer’s certificate in form reasonably satisfactory to the Purchasers attesting to the matters set forth in Sections 5.1(b)(i), (ii) and (iii); and
     (c) the Registration Rights Agreement, which shall have been duly executed by the Seller.
     Section 5.4 Purchaser Deliveries. At the Closing, subject to the terms and conditions of this Agreement, each Purchaser will deliver, or cause to be delivered, to Seller:
     (a) payment to Seller of the amount of the applicable Purchase Price set forth opposite such Purchaser’s name on Schedule 2.1 to this Agreement (which Purchase Price shall be net of any applicable Commitment Fee) for the applicable Purchased Units, by wire transfer of immediately available funds to an account designated by Seller in writing at least two (2) Business Days (or such shorter period as shall be agreeable to the applicable Parties) prior to the Closing;
     (b) an officer’s certificate in form reasonably acceptable to Seller attesting to the matters set forth in Sections 5.1(c)(i), (ii) and (iii); and

     (c) the Registration Rights Agreement, which shall have been duly executed by the Purchaser.
ARTICLE VI.
INDEMNIFICATION
     Section 6.1 Indemnification by Seller. Seller agrees to indemnify each Purchaser and its Affiliates and each of their respective Representatives (collectively, “Purchaser Related Parties”), from, and hold each of them harmless against any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of Seller contained herein, provided such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty. Furthermore, Seller agrees that it will indemnify and hold harmless each Purchaser and Purchaser Related Parties from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by Seller or alleged to have been incurred by Seller in connection with the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
     Section 6.2 Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify Seller and its Affiliates and each of their respective Representatives (collectively, “Seller Related Parties”) from, and hold each of them harmless against any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter to the extent that it may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein, provided such claim for indemnification relating to a breach of the representations and warranties by such Purchaser is made prior to the expiration of such representations and warranties. Furthermore, each Purchaser agrees, severally and not jointly, that it will indemnify and hold harmless Seller and Seller Related Parties from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

     Section 6.3 Indemnification Procedures. Promptly after any Seller Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any Action or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such Action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (a) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (b) if (i) the Indemnifying Party has failed to assume the defense and employ counsel or (ii) if the defendants in any such Action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such Action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party.
     Section 6.4 Survival. The Parties’ obligations under this Article VI shall only become operative following the Closing Date and shall not survive any termination of this Agreement pursuant to Section 5.2.

ARTICLE VII.
MISCELLANEOUS
     Section 7.1 Interpretation of Provisions. Article, Section and Schedule references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever a Party has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of such Party unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
     Section 7.2 Survival. The representations and warranties set forth in Section 3.2, Section 3.8, Section 3.9, Section 3.10, Section 4.10 and Section 4.11 hereunder shall survive indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve (12) months, in each case, following the Closing Date regardless of any investigation made by or on behalf of Seller or the Purchasers. The covenants made in this Agreement shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor.
     Section 7.3 No Waiver; Modifications in Writing.
     (a) Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.
     (b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto or thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances.
     Section 7.4 Binding Effect; Assignment.
     (a) Binding Effect. This Agreement shall be binding upon Seller, the Purchasers and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement, and their respective successors and permitted assigns.
     (b) Assignment of Rights. All or any portion of the rights and obligations of each Purchaser under this Agreement may be transferred to any Affiliate of such Purchaser but may not otherwise be transferred by such Purchaser without the prior written consent of Seller.
     Section 7.5 Confidentiality. Notwithstanding anything herein to the contrary, to the extent that any Purchaser has executed or is otherwise bound by a confidentiality agreement in favor of Seller, such Purchaser shall continue to be bound by such confidentiality agreement (notwithstanding any termination provision contained therein). To the extent that any Purchaser has not executed or is not otherwise bound by a confidentiality agreement in favor of Seller, and has actually received Confidential Information from Seller, such Purchaser will refrain, and will cause its Representatives to refrain, from disclosing to any other Person any Confidential Information; provided, however, that with respect to any Purchaser who has not executed and is not otherwise bound by a confidentiality agreement in favor of Seller, Seller acknowledges that Seller has not provided such Purchaser any Confidential Information unless requested by such Purchaser. Disclosure of Confidential Information will not be deemed to be a breach of this Section 7.5 if such disclosure is made with the consent of Seller or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided, however, that upon receipt by any Purchaser of any subpoena or order covering Confidential Information of Seller, such Purchaser will to the extent reasonably practicable promptly notify Seller of such subpoena or order.
     Section 7.6 Communications. All notices and communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, regular mail, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

     (a) If to Purchasers, to the addresses listed on Schedule 7.6, with a copy to:
Baker Botts L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, Texas 78701
Attention: Laura Lanza Tyson
Facsimile: (512) 322-8377
     (b) If to Seller:
PAA Natural Gas Storage, L.P.
333 Clay Street
Houston, Texas 77002
Attention: Richard McGee
Facsimile: (713) 652-3700
     with a copy to:
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Alan Beck
Facsimile: (713) 615-5620
or to such other address as Seller or any Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via telecopy; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
     Section 7.7 Entire Agreement. This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Seller or any of its Affiliates or Purchasers or any of their Affiliates set forth herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter, including any term sheets and commitment letters.
     Section 7.8 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Texas without regard to principles of conflicts of laws.
     Section 7.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 7.10 Costs and Expenses. Each Party shall be responsible for such Party’s own expenses in connection with this Agreement and the transactions contemplated hereby, except that Seller will reimburse the Lead Purchaser for up to $25,000 of legal fees incurred by Baker Botts L.L.P. (“Baker Botts Legal Fees”). Any Baker Botts Legal Fees in excess of $25,000 shall be paid pro rata by all Purchasers in proportion to the aggregate number of Purchased Units set forth opposite the names of such Purchasers on Schedule 2.1.
     Section 7.11 Short Selling Acknowledgement and Agreement. Each Purchaser understands and acknowledges, severally and not jointly with any other Purchaser, that the Commission currently takes the position that coverage of Short Sales of securities “against the box” prior to the effective date of a registration statement is a violation of Section 5 of the Securities Act. Each Purchaser agrees, severally and not jointly , that it will not (and shall cause its Affiliates not to) engage in any Short Sales that result in the disposition of the Common Units acquired hereunder by the Purchaser until such time as the Shelf Registration Statement (as defined in the Registration Rights Agreement) is declared or deemed effective by the Commission. Each Purchaser further agrees, severally and not jointly, that it will not (and shall cause its Affiliates not to) enter into any Short Sales that result in the disposition of the Common Units owned by it from the date hereof through the Closing Date; provided that this provision shall not limit any Purchaser’s ability to fulfill contractual obligations existing on the date hereof.
     Section 7.12 Unit Split Affecting the Purchased Units. In the event that Seller declares a unit split with respect to its Common Units and the record date for such unit split is after the date of this Agreement and prior to the Closing Date, the number of Purchased Units to be delivered to Purchasers hereunder and the Common Unit Price and the Purchase Price therefor shall be appropriately adjusted so that the Purchasers would be in the same relative economic position as they would be if such Purchased Units would have been issued and delivered to the Purchasers prior to the record date for any such unit split.
     Section 7.13 Distributions. If the Closing Date is after the record date relating to a distribution to be made to holders of Common Units with respect to the fiscal quarter ended December 31, 2010 (the Seller anticipates paying such distribution on or about February 15, 2011) or any other distribution to be made to holders of Common Units, then the Purchasers shall not be entitled to receive such distribution but the Common Unit Price payable by Purchasers entitled to receive a Commitment Fee as specified on Schedule 2.1 shall be reduced by the per Common Unit amount of such distribution and the number of Purchased Units set forth on Schedule 2.1 shall be increased accordingly. For the avoidance of doubt, the Common Unit Price payable by Purchasers not entitled to receive a Commitment Fee as specified on Schedule 2.1 shall not be reduced by the amount of such distribution and the number of Purchased Units set forth on Schedule 2.1 with regard to such Purchasers shall not be increased.

     Section 7.14 Removal of Legend. In connection with a sale of the Purchased Units by a Purchaser in reliance on Rule 144, the applicable Purchaser or its broker shall deliver to the Seller a broker representation letter providing any information the Seller deems necessary to determine that the sale of the Purchased Units is made in compliance with Rule 144, including, as may be appropriate, a certification that the Purchaser is not an affiliate of the Seller and regarding the length of time the Purchased Units have been held. Upon receipt of such representation letter, the Seller shall as soon as reasonably practicable exchange unit certificates bearing the legend described in Section 4.9 for unit certificates without such legend. After any Purchaser or its permitted assigns have held the Purchased Units for one year, if such Purchased Units still bear the legend described in Section 4.9, the Purchaser may request the Seller to remove the legend and the Seller agrees to take all steps necessary to effect the removal of the legend as soon as reasonably practicable. The Seller shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 7.14, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to the Seller any information the Seller deems necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that the holder is not an affiliate of the Seller and regarding the length of time the Purchased Units have been held; provided, however, that the Seller shall not be responsible for any legal fees and expenses of counsel incurred by the Purchaser in connection therewith.
     Section 7.15 Certain Special Allocations of Book and Taxable Income. To the extent that the Common Unit Price differs from the trading price of the Common Units on the NYSE as of the Closing Date (the “Private Placement Value”), the general partner of the Seller intends to specially allocate Seller items of book and taxable income, gain, loss or deduction to the Purchasers so that their capital accounts in their Purchased Units are equal, on a per-Unit basis, with the capital accounts of the other holders of Common Units (and thus to assure fungibility of all Common Units). Such special allocation will occur upon the earlier to occur of any taxable period of Seller ending upon, or after, (a) a book-up event or book-down event in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) or a sale of all or substantially all of the assets of Seller occurring after the date of the issuance of the Purchased Units, or (b) the transfer of the Purchased Units to a Person that is not an Affiliate of the Purchaser, in which case, such allocation shall be made only with respect to the Purchased Units so transferred. A Purchaser holding a Purchased Unit shall be required to provide notice to the general partner of the Seller of a transfer of a Purchased Unit to a Person who is not an Affiliate of the Purchaser no later than the last Business Day of the calendar year during which such transfer occurred, unless by virtue of the application of clause (a) above, the general partner of the Seller has determined that the capital accounts of Common Units transferred are equal, on a per-Unit basis, with the capital accounts of the other holders of Common Units. The initial capital account balance in respect of each Purchased Unit shall be the Private Placement Value for such Purchased Unit. To provide Purchasers of the Purchased Units with a net capital account in the Purchased Units on the date of purchase equal to the Common Unit Price paid by those Purchasers for the Purchased Units, immediately following the creation of a capital account balance in respect of each Purchased Unit, each holder acquiring a Purchased Unit at original issuance shall be deemed to have (x) received a cash distribution in respect of each Purchased Unit in an amount equal to any excess of the Private Placement Value over the Common Unit Price of the Purchased Unit or (y) made a cash contribution in respect of each Purchased Unit in an amount equal to any excess of the Common Unit Price over the Private Placement Value of the Purchased Unit.

     IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

PAA NATURAL GAS STORAGE, L.P.
By:	PNGS GP LLC, its general partner

By:	/s/ Richard K. McGee
	Name:	Richard K. McGee
	Title:	Vice President — Legal and Business Development
[Signature Page to Purchase Agreement]

[PURCHASERS — to come]
[Signature Page to Purchase Agreement]

Exhibit A — Form of Registration Rights Agreement
See Exhibit 10.2 to the Current Report on Form 8-K of which this Agreement is a part
Exhibit A

Exhibit B — Purchase and Sale Agreement dated December 28, 2010 by and among
SGR Holdings, L.L.C., Southern Pines Energy Investment Co., LLC and PAA
Natural Gas Storage, L.P.
See Exhibit 2.1 to the Current Report on Form 8-K of which this Agreement is a part
Exhibit B

Schedule 2.1

	Purchase	Purchased	Commitment
Purchaser	Price*	Units	Fee**
Kayne Anderson MLP Fund, LP	$14,917,500	689,655	$82,500
Kayne Anderson Non-Traditional Investments, LP	994,500	45,977	5,500
Kayne Anderson Capital Income Partners (QP), LP	1,989,000	91,954	11,000
Kayne Anderson Midstream Institutional Fund, LP	1,989,000	91,954	11,000
KA-Sabes Investments, LLC	7,956,000	367,816	44,000
KA-Sabes Investments II, LLC	1,989,000	91,954	11,000
Hallco, Inc.	6,961,500	321,839	38,500
Aribo Investments LLC	4,972,500	229,885	27,500
Gary Lieberthal, TTEE	2,983,500	137,931	16,500
WHI Equity Managers Fund LLC	1,989,000	91,954	11,000
James J. Dunne III	1,989,000	91,954	11,000
Brener International Group, LLC	1,989,000	91,954	11,000
Mason Liquid Fund LLC	1,989,000	91,954	11,000
Jonathan E. Fielding, TTEE	2,983,500	137,931	16,500
Kenneth F. Yontz and Harry V. Carlson, Jr., TTEES	1,491,750	68,966	8,250
Richard Glenn Merrill and Mary Kathleen Merrill TTEES	497,250	22,989	2,750
Allan Rudnick and Paula Rudnick, TTES	540,759	25,000	2,991
Allan M. Rudnick Custodian for Zoe B. Rudnick	43,261	2,000	239
Allan M. Rudnick Custodian for Allison H. Rudnick	43,261	2,000	239
Larry Sheakley	994,500	45,977	5,500
William E. B. Siart	298,350	13,793	1,650
Dennis S. Beck	994,500	45,977	5,500
Tiger Veda, LP	1,370,421	63,356	7,579
Tiger Veda Global LP	618,579	28,598	3,421
Hartz Capital Investments, LLC	2,983,500	137,931	16,500
New Eagle Holdings LLC	5,469,750	252,874	30,250
The American Academy in Berlin	497,250	22,989	2,750
Eagle Income Appreciation Partners L.P.	4,276,350	197,701	23,650
Eagle Income Appreciation II L.P.	3,182,400	147,126	17,600
Granite Growth 1234, LLC	1,989,000	91,954	11,000
Rian A. A. Dartnell	994,500	45,977	5,500
Becker Drapkin Partners (QP), LP	1,706,562	78,897	9,438
Becker Drapkin Partners, LP	282,438	13,057	1,562
The Northwestern Mutual Life Insurance Company	21,750,000	1,000,000	0
Schedule 2.1

	Purchase	Purchased	Commitment
Purchaser	Price*	Units	Fee**
Broadhaven LLC	652,500	30,000	0
Thomas A. Harenburg Roth IRA	528,525	24,300	0
Bransford Living Trust	1,000,000	45,977	0

*	Purchase Price shown is net of Commitment Fee and assumes Closing Date is during the Commitment Period.

**	Commitment Fee assumes Closing Date is during the Commitment Period.
Schedule 2.1

Schedule 7.6
Kayne Anderson MLP Fund, LP
Kayne Anderson Non-Traditional Investments, LP
Kayne Anderson Capital Income Partners (QP), LP
Kayne Anderson Midstream Institutional Fund, LP
KA-Sabes Investments, LLC
KA-Sabes Investments II, LLC
Address:
Kayne Anderson Capital Advisors, L.P.
1800 Avenue of the Stars, Second Floor
Los Angeles, CA 90067
Attention: David Shladovsky
Hallco, Inc.
Address:
Hallco Inc.
1726 Cedarwood
Minden, Nevada 89423
Attention: Arthur E. Hall, President
Aribo Investments, LLC
Address:
Heritage Group
1999 Avenue of the Stars, #2590
Los Angeles, California 90067
Attention: Robert Choi
Heritage Provider Network
3115 Ocean Front Walk, #301
Marina del Rey, CA 90292
Attention: Dr. Richard Merkin
The Lieberthal Trust dtd 3/23/99
Address:
Gary Lieberthal, TTEE
991 Bel Air Road
Bel Air, California 90077
Schedule 7.6

WHI Equity Managers Fund LLC
Address:
WHI Equity Managers Fund LLC
191 N. Wacker Drive
Suite 1500
Chicago, Illinois 60606
Attention: Michael Resnick
James J. Dunne III
Address:
Sandler O’Neill & Partners, LP
919 Third Avenue
6th Floor
New York, NY 10022
Attention: James J. Dunne III
Brener International Group, LLC
Address:
Brener International Group, LLC
421 North Beverly Drive
Suite 300
Beverly Hills, California 90210
Attention: Clive Fleissig, Chief Operating Officer
Mason Liquid Fund LLC
Address:
Mason Liquid Fund LLC
111 East Wacker Drive
Suite 2607
Chicago, Illinois 60601
Attention: Matthew Shapiro
Jonathan E. Fielding Living Trust dtd 12/21/93
Address:
Jonathan E. Fielding, TTEE
12735 Hanover Street
Los Angeles, California 90049
Schedule 7.6

Kenneth F. Yontz 1996 Trust dtd 12/18/96 as amended
Address:
Kenneth F. Yontz and Harry V. Carlson, Jr., TTEES
74-465 Quail Lakes Drive
Indian Wells, California 92210
Merrill Family Living Trust uad 3/1/95
Address:
Richard Glenn Merrill and Mary Kathleen Merrill, TTEES
256 West Stafford
Westlake Village, California 91361
Rudnick Living Trust dtd 7/22/91
Allan M. Rudnick, Custodian for Zoe B. Rudnick
Allan M. Rudnick, Custodian for Allison H. Rudnick
Address:
Allan M. Rudnick
9465 Wilshire Boulevard
Suite 400
Beverly Hills, California 90212
Larry Sheakley
Address:
The Sheakley Group
321 Broadway
Cincinnati, Ohio 45202
Attention: Tom Pappas
William E. B. Siart
Address:
William E. B. Siart
266 Toyopa Drive
Pacific Palisades, CA 90272
Dennis S. Beck
Address:
Beck Capital, LLC
345 N. Maple Drive, #280
Beverly Hills, California 90210
Attention: Dennis S. Beck
Schedule 7.6

Tiger Veda, LP
Tiger Veda Global LP
Address:
Tiger Veda Management, LLC
101 Park Avenue
New York, New York 10178
Attention: David Gleason, COO
Hartz Capital Investments, LLC
Address:
Hartz Capital, Inc.
400 Plaza Drive
Secaucus, New Jersey 07094
Attention: Noah Lerner
New Eagle Holdings LLC
The American Academy in Berlin
Address:
Arnhold & S. Bleischroeder Advisors
(First Eagle Investment Management)
1345 Avenue of the Americas
New York, New York 10105
Attention: Andrew Gundlach
Eagle Income Appreciation Partners L.P.
Eagle Income Appreciation II L.P.
Address:
Eagle Income Appreciation GP LLC
5847 San Felipe, Suite 930
Houston, TX 77057
Attention: Malcom Day
Schedule 7.6

Granite Growth 124, LLC
Addresses:
Granite Associates, L.P.
570 Lexington Avenue, 30th Floor
New York, New York 10022
Attention: Boris Raykin
Granite Associates, L.P.
570 Lexington Avenue, 30th Floor
New York, New York 10022
Attention: Rian Dartnell
Granite Associates, L.P.
One Cablevision Center
Liberty, New York 12754
Attention: Christopher Grillo
Rian A. A. Dartnell
Address:
Granite Associates, L.P.
570 Lexington Avenue, 30th Floor
New York, New York 10022
Attention: Rian Dartnell
Becker Drapkin Partners (QP), LP
Becker Drapkin Partners, LP
Address:
Becker Drapkin Partners (QP), LP
Becker Drapkin Partners, LP
300 Crescent Court, Suite 1111
Dallas, Texas 75201
Schedule 7.6

The Northwestern Mutual Life Insurance Company
Address:
The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: Sean Twohig
The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: Abim Kolawole
Broadhaven LLC
Address:
Broadhaven LLC
274 Riverside Avenue
3rd Floor
Westport, CT 06880
Attention: Jonathan Farber
Thomas A. Harenburg Roth IRA
Address:
Thomas A. Harenburg
6360 E. Decorah Ave.
Oshkosh, Wisconsin 54902
Bransford Living Trust
Address:
Bransford Living Trust
17682 Mitchell North #200
Irvine, California 92614
Attention: Walter Jackson Bransford, Trustee
Schedule 7.6